Exhibit j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of Macquarie ETF Trust of our report dated October 6, 2025, relating to the special purpose schedule of investments of the separately managed account managed by Delaware Management Company, which appears in such Registration Statement. We also consent to the reference to us under the headings “Financial Statements” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

October 6, 2025